Exhibit 99.1

CSX Corporation to Transfer Stock Exchange Listing to Nasdaq

JACKSONVILLE, Fla., (December 9, 2015) – CSX Corporation announced today that the company will voluntarily transfer its stock exchange listing from the New York Stock Exchange to The Nasdaq Global Select Market, effective after market close on December 21, 2015. The company’s common stock will continue to trade under its existing “CSX” symbol.

“Moving to The Nasdaq Global Select Market provides new opportunities and synergies for CSX, and more closely aligns with the platform where most of our trading activity already takes place,” said Frank Lonegro, executive vice president and chief financial officer, CSX. “This decision is consistent with our commitment to reduce costs and uphold consistently high standards of corporate governance.”

“CSX Corporation is a critical player in the global supply chain and represents the type of growth-oriented and industry-defining companies that call Nasdaq home,” said Nelson Griggs, Executive Vice President, Listing Services, Nasdaq. “We are proud to welcome CSX Corporation to the Nasdaq family and look forward to our long-term partnership with the company and its shareholders.”

About CSX and its Disclosures

This announcement, as well as additional financial information, is available on the company’s website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material.

Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.

More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 190 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.